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[UNION BANK OF CALIFORNIA LETTERHEAD]

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                                                  EXHIBIT 10.7
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                                              Commercial Loan Documentation
                                              P.O. Box 30115
                                              Los Angeles, California 90030-0115

June 2, 2004

Ultra Clean Technology Systems and Service, Inc.
150 Independence Drive
Menlo Park, CA 94025-1136

Attn: Kevin L. Griffin, C.F.O. and Secretary

Dear Mr. Griffin:

This letter is being sent at the request of your Account Manager, Timothy Reilly, and is to confirm that UNION BANK OF CALIFORNIA, N.A. ("Bank") has agreed to extend the maturity date of the Revolving Credit Line ("Facility") granted to Ultra Clean Technology Systems and Service, Inc. ("Borrower") in the principal amount of Ten Million and 00/100ths Dollars ($10,000,000.00) originally made under a certain note dated July 9, 2003, and Loan Agreement dated July 9, 2003, as amended from time to time, (collectively, the "Agreements"). A copy of the note is attached.

The maturity date of the Facility is hereby extended to September 15, 2004 ("New Maturity Date"). The Agreements shall be deemed modified as of the date of this letter to reflect the New Maturity Date. All other terms and conditions of the Agreements remain in full force and effect, without waiver or modification.

Each advance request, or Borrower's continued payments of principal or interest on the outstanding balance of any term loan, constitutes Borrower's warranty that no event of default as defined in the Agreements and no condition, event or act which, with the giving of notice or the passage of time or both, would constitute such an event of default, shall have occurred and be continuing or shall exist.

BANK HAS NOT COMMITTED TO MAKE ANY FURTHER EXTENSION OF THE MATURITY DATE, OR TO RENEW THE FACILITY BEYOND THE NEW MATURITY DATE. ANY FURTHER EXTENSION OR ANY RENEWAL REMAINS IN THE DISCRETION OF BANK.

If you have any questions, please call your Account Manager, Timothy Reilly, at
(510) 494-5792.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A.

By: /s/ Trudy Gerber
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Name: Trudy Gerber
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Title: Assistant Vice President
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                           COMMERCIAL PROMISSORY NOTE
                                  (BASE RATE)

================================================================================
Borrower Name
ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC.
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Borrower Address                      Office                      Loan Number
                                      Santa Clara                 935-342-882-4
150 Independence Drive                Commercial Banking          0080-00-0-000
Menlo Park, California 94025
                                      Maturity Date               Amount
                                      June 15, 2004               $10,000,000.00
================================================================================

$10,000,000.00                                                 Date July 9, 2003

FOR VALUE RECEIVED, on June 15, 2004, the undersigned ("Borrower") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of Ten Million and No/100 Dollars ($10,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

1. INTEREST PAYMENTS. Borrower shall pay interest on the 15th day of each month commencing August 15, 2003. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided.

     (A) BASE INTEREST RATE. At Borrower's option, amounts outstanding hereunder in minimum principal amounts of $250,000 shall bear interest at a rate, based on an index selected by Borrower, which is 2.00% per annum in excess of Bank's LIBOR Rate for the Interest Period selected by Borrower.

     No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Borrower. The exercise of interest rate options by Borrower shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Borrower from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

     To exercise this option, Borrower may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

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     Bank will mail a written confirmation of the terms of the selection to
     Borrower promptly after the election is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Borrower.

     (b) VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of .25% in excess of the Reference Rate, which rate shall vary as and when the Reference Rate changes.

     At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Borrower may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note.

     Borrower shall pay all amounts due under this note in lawful money of the United States at Bank's Santa Clara Valley Commercial Banking Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten (10) days after same is due, at the option of Bank, Borrower shall pay a fee of $100.00 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until such default is cured or waived.

4.   PREPAYMENT

     (a) Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Borrower may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Borrower has given Bank not less than five (5) Business Days prior written notice of Borrower's intention to make such prepayment and pays to Bank a prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be

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     outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

     (b) In no event shall Bank be obligated to make any payment or refund to Borrower, nor shall Borrower be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

     (c) Bank shall provide Borrower a statement of the amount payable on account of prepayment. Borrower acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Borrower without Borrower's express agreement to pay Bank the prepayment fee described above.

     Initials        K.G.
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5.   DEFAULT. The occurrence of an Event of Default under that certain Loan
Agreement dated as of July 9, 2003, as amended, extended, renewed or replaced from time to time, shall constitute a default under this note.

6. ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys' fees (including the costs of Bank's in house counsel and legal staff), incurred by Bank in the collection or enforcement of this note. Borrower and any endorser of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind, other than any notice expressly provided for in the Loan Agreement; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party,the term "Borrower" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Borrower, including its successors and assigns, hereby consents to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consents to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Borrower and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "BASE INTEREST RATE" means a rate of interest based on the LIBOR Rate. "BASE INTEREST RATE LOAN" means amounts outstanding under this note that bear interest at a Base Interest Rate. "BASE RATE MATURITY DATE" means the last day of the Interest

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Period with respect to principal outstanding under a Base Interest Rate Loan.
"BUSINESS DAY" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "INTEREST PERIOD" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR RATE" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Borrower and for an amount equal to the amount of principal covered by Borrower's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "ORIGINATION DATE" means the first day of the Interest Period. "REFERENCE RATE" means the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC.

By: /s/ Kevin Griffin
    --------------------------------------------
    Kevin Griffin, Chief Financial Officer/SECT.


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